EX-99.d.1.i

AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 26th day of February, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

		Management Fee Schedule (as a
		percentage of average daily net
		assets)
Fund Name	Effective Date	Annual Rate
The Core Focus Fixed Income Portfolio	January 4, 2010	0.40%

The Core Plus Fixed Income Portfolio	January 4, 2010	0.43%

The Emerging Markets Portfolio	January 4, 2010	1.00%

The Focus Smid-Cap Growth Equity	January 4, 2010	0.75%
Portfolio
The Global Fixed Income Portfolio	January 4, 2010	0.50%

The Global Real Estate Securities	January 4, 2010	0.99% on the first $100 million
Portfolio		0.90% on the next $150 million
		0.80% on assets in excess of
		$250 million
The High-Yield Bond Portfolio	January 4, 2010	0.45%

The International Equity Portfolio	January 4, 2010	0.75%

The International Fixed Income	January 4, 2010	0.50%
Portfolio
The Labor Select International Equity	January 4, 2010	0.75%
Portfolio
The Large-Cap Growth Equity	January 4, 2010	0.55%
Portfolio
The Large-Cap Value Equity Portfolio	February 26, 2010	0.55%

The Real Estate Investment Trust	January 4, 2010	0.75%
Portfolio II
The Select 20 Portfolio	January 4, 2010	0.75%

The Small-Cap Growth Equity	January 4, 2010	0.75%
Portfolio

DELAWARE MANAGEMENT COMPANY,		DELAWARE POOLED TRUST
A series of Delaware Management Business Trust

By:		By:
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President